Exhibit 4.15

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

__________________________________

Patent assignment and license agreement

By and Between

Arcturus therapeutics, inc.

And

Marina biotech, inc.

__________________________________

This PATENT ASSIGNMENT AND LICENSE AGREEMENT, dated August 9, 2013 (“Effective Date”), is entered into by and between Marina Biotech, Inc., a Delaware corporation (“Assignor”), and Arcturus Therapeutics, Inc., a Delaware corporation (“Assignee”).

WHEREAS, Assignor has the right to assign the Assigned Patents (as defined below) and Assignee desires to acquire ownership of the Assigned Patents; and

WHEREAS, Assignor desires to obtain a certain license from Assignee to the Assigned Patents;

NOW THEREFORE, in consideration of the premises and mutual covenants herein contained, Assignor and Assignee agree as follows:

Section 1.	Certain Definitions; Interpretation

1.1For the purposes of this Agreement, unless the context otherwise requires, the following terms will have the respective meanings set out below and grammatical variations of such terms will have corresponding meanings:

“Agreement” means this Patent Assignment and License Agreement.

“Assigned Patents” means all patents and applications for patent identified in Exhibit A hereto and any existing or future foreign counterpart patents or patent applications claiming priority from any of the patents listed on Exhibit A and any substitutes, divisions, continuations, continuations-in-part, reissues, renewals, extensions, supplementary protection certificates, and the like of any of such patents listed on Exhibit A or foreign counterparts.

“Affiliate” means a corporation or business entity that directly or indirectly (1) is controlled by, controls, or is under common control with any entity (which solely for the purpose of this definition means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation or other business entity, whether through the ownership of fifty percent (50%) or more (or the maximum ownership interest permitted by law) of the voting securities or other interest in the corporation or business, by contract, or otherwise) or (2) has the right to be allocated net income or to receive payment of cash equal to fifty percent (50%) or more (or the maximum interest permitted by law) of such net income or cash.

“Confidential Information” means all proprietary and non-public business or technical information, whether or not patentable, disclosed by one Party to the other Party either in writing and marked “confidential” or disclosed orally and reduced to a writing marked “confidential” within 30 days after the initial oral disclosure and shall include, without limitation, all Patent-Related Information, which shall be deemed Confidential Information of Assignee from and after the Effective Date. Notwithstanding the foregoing, “Confidential Information” shall not include any information that: (i) was in the public domain as of the Effective Date or comes into the public domain during the term of this Agreement through no act of the receiving Party; (ii) was independently known to the receiving Party as shown by the receiving Party’s written records prior to receipt from the disclosing Party, or made available to the receiving Party by a Third Party without any violation of the obligations of such Third Party or the receiving Party to the other Party; (iii) is independently conceived, invented, or acquired by the receiving Party by persons who were not exposed to Confidential Information.

“Party” or “Parties” means Assignor or/and Assignee.

“Patent Agency” means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority to grant legally enforceable protection to inventions or discoveries.

“Patent-Related Information” means, for each Assigned Patent, the file wrapper and file history for such Assigned Patent, any and all correspondence with any Patent Agency with respect to an Assigned Patent (including any application, whether or not a patent issued), and all internal disclosures, memoranda, legal opinions, prior art, data, lab notes, and otherdocumentation and materials relating to or implementing each invention disclosed in such Assigned Patent.

“Related Parties” means the Affiliates and sublicensees of a Party.

“Third Party” means any individual, estate, trust, partnership, joint venture, association, firm, corporation, company or other entity which is not a Party hereto or an Affiliate of such Party (or solely for purposes of calculating Net Sales, is not a sublicensee of such Party).

“Valid Claim” shall mean (as to whether a molecule, formulation, method of use or other activity is Covered) any claim set forth in an issued and unexpired Assigned Patent or application which Patent or application (i) has not been revoked or held unenforceable, unpatentable or invalid by a final decision of a court or a governmental agency of competent jurisdiction (including without limitation any competent patent office), from which decision no further appeal is possible (ii) has not been withdrawn, disclaimed, denied or admitted by the holder of the application or the patent to be invalid or unenforceable through reissue, re- examination, disclaimer or otherwise and (iii) with respect to a pending Patent application, has not been pending for more than ten (10) years.

1.2The division of this Agreement into sections and subsections and the insertion of headings are for convenience of reference only and will not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to a section or subsection refers to the specified section or subsection of this Agreement.

1.3In this Agreement, words importing the singular number only will include the plural and vice versa, words importing gender will include all genders and words importing persons will include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind whatsoever.

1.4In this Agreement “hereof”, “herein”, “hereby”, “hereto” and similar terms refer to this Agreement and not to any particular clause, paragraph or other part of this Agreement.

References to particular clauses are to clauses of this Agreement unless another document is specified.

1.5In this Agreement “including” means including without limitation or prejudice to the generality of any description, definition, term or phrase preceding that word, and the word “include” and its derivatives will be construed accordingly.

Section 2.	Assignment of Assigned Patents

2.1For and in consideration of the payments specified in Section 3 and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Assignor, the Assignor hereby (subject to the terms of this Agreement) by these presents does sell, assign and transfer to Assignee all right, title and interest in the United States of America and throughout the world in and to the Assigned Patents existing now or in the future, the inventions claimed in such Assigned Patents and the Patent-Related Information, including without limitation:

(a)the right to prosecute the Assigned Patents with any Patent Agency, and to do so in its own name;

(b)all right, title and interest in the United States of America and in the world, in, to and under all patents granted directly or indirectly on or as a result of the Assigned Patents and any reissues, reexaminations, renewals or extensions of any thereof;

(c)the right to claim any and all benefits with respect to the Assigned Patents which are or may be available in any country under the International Convention For The Protection of Industrial Property, and any like treaties or laws;

(d)the right to claim and to enjoy the benefit of any priority dates established by the Assigned Patents; and

(e)the right to sue for past, present and future infringements of the Assigned Patents.

Assignor’s rights, title and interest (including in each case with respect to clauses (a) through (e) above) are sold, assigned and transferred free and clear of all encumbrances, said Assigned Patents and the Patent-Related Information to be owned, held and enjoyed by the Assignee and its successors and assigns as fully and exclusively as it would have been held and enjoyed by the Assignor had this assignment and transfer not been made.

2.1.1As promptly as practicable following the execution of this Agreement, Assignor shall deliver to Assignee all copies and other physical embodiments of the Patent- Related Information in Assignor’s possession or control in such form as they may exist on the Effective Date.

2.1.2From and after the Effective Date, Assignee shall be solely responsible for all actions and all costs whatsoever, including attorney’s fees, arising after the Effective Date and associated with the perfection of rights, title, and interest in and to the Assigned Patents, provided however, that promptly upon request by Assignee but in any event not later than thirty (30) business days after the Effective date, Assignor shall deliver to Assignee an executed recordable assignment document having the form and substance of Exhibit B (including Attachment A thereto). Upon Assignee’s written request, Assignor shall execute and deliver to Assignee any written documents necessary or appropriate, in Assignee’s sole discretion, to effectuate the assignment to Assignee of any and all of Assignor’s rights to the Assigned Patents as provided above, and will, at Assignee’s sole expense, execute all papers and perform any other lawful acts requested by Assignee for the preparation, prosecution, procurement, maintenance, enforcement and defense of the Assigned Patents throughout the world, and will execute all documents and perform any other lawful act necessary to vest in Assignee all of Assignor’s right, title and interest in and to the Assigned Patents. To the extent that, for any reason or no reason, the Assignor fails to comply with Assignor’s obligations described above, Assignor hereby appoints Assignee as the Assignor’s attorney in fact to execute and deliver any documents, and perform any acts, that the Assignor would otherwise lawfully be obligated to execute and deliver or perform pursuant to this Section 2.1.

2.1.3Assignee’s representatives shall be responsible for preparing, perfecting, recording and translating any documents that Assignee records to perfect its right, title and interest in Assigned Patents with the Patent Agencies in any jurisdiction. Assignee shall provide Assignor from time to time with any documents requiring Assignor’s signature to the extent necessary for recording (together with an English translation thereof, if requested), in a form similar to Exhibit B except for any additional or different terms and conditions as may commonly exist or would be necessitated by law in patent assignments by Assignor under the laws of the local jurisdiction.

2.1.4Subject to Section 6.4 and 6.5, from and after the Effective Date, Assignee shall have the sole and absolute discretion to control the preparation, filing, prosecution and maintenance of the Assigned Patents, using counsel of its choice, and the Assignor shall cooperate, at the sole expense of the Assignee, with all reasonable requests of the Assignee for assistance in the preparation, filing, prosecution and maintenance of the Assigned Patents. Assignee shall be solely responsible for all costs whatsoever, including attorney’s fees, arising after the Effective Date and associated with the preparation, filing, prosecution and maintenance of the Assigned Patents, including any maintenance fees which become due for the Assigned Patents after the Effective date. Assignor agrees to assist Assignee in implementing such rights as follows:

(a)On or prior to the Effective Date, Assignor shall have provided to Assignee a report listing all patent dockets and the names of attorneys, law firms or foreign |patent agents, as the case may be, currently assigned to the preparation and prosecution of all Assigned Patents in the United States and foreign jurisdictions. Such report shall accurately identify (i) all Assigned Patents that have foreign statutory bar dates (i.e., dates by which foreign or international patent applications must be filed), but which have not, as of the Effective Date, been filed in the relevant foreign jurisdictions, and (ii) all maintenance and/or annuity fees

(United States and foreign) on Assigned Patents that are due between the Effective Date and October 1, 2013.

(b)Promptly following execution hereof, Assignor shall notify the attorneys, law firms and foreign patent agents identified on the list referred to in Section 2.1.4(a) of the transactions contemplated by this Agreement, including the assignment hereunder to Assignee to all Assigned Patents.

(c)Upon the written request of Assignee and at Assignee’s expense, Assignor will, through its foreign patent agents, provide communications to, and receive communications from, foreign Patent Agencies regarding authorizations, patent filings and prosecution responses for a period of up to ninety (90) days after the Effective Date.

(d)Assignee hereby grants to Assignor a power of attorney to act on behalf of Assignee and to direct attorneys and agents on behalf of Assignee with respect to preparation, filing, prosecution and maintenance, as the case may be, for Assigned Patents for a period of ninety (90) days after the Effective Date to the extent necessary or appropriate to carry out the transition activities contemplated by this Section 2.1.4. This power of attorney may be implemented by any of the patent counsel of Assignor or through the attorneys, law firms and foreign patent agents retained by Assignor (including those persons or law firms expressly identified on the list referred to in Section 2.1.4(a)) such that those persons and law firms are authorized to rely upon this power of attorney. Unless there is insufficient time, prior to exercising a power of attorney, Assignee shall be given the opportunity to comment on any pending action and such comments must be accepted by the person exercising the Power of Attorney.

2.1.5The Assignor will execute all such documents and do all such acts as may be necessary or proper to support the acceptance of any application included in the Assigned Patents and for procuring the grant of a patent pursuant to such application. In the event that the United States Patent and Trademark Office (“USPTO”) or any other Patent Agency sends to either Party an objection, rejection, office action, a query, or a request demanding further information, clarification or explanation, the Assignor shall make available to the Assignee all information and render reasonable assistance with a view to satisfying the USPTO or such Patent Agency that a patent should issue on the disclosed invention in the form applied for.

2.1.6In the event that the validity, enforceability or ownership of any Assigned Patent is challenged on any point upon which the Assignor has or can procure information or advice which may assist in meeting and defeating or reducing the effect of such challenge, the Assignor agrees and/or undertakes to supply or procure the supply of such information and/or advice without unreasonable delay but subject to the right to charge the Assignee out-of-pocket expenses properly and reasonably incurred in pursuance of this provision.

2.1.7In support of the patenting and utilization of the inventions disclosed in the Assigned Patents by Assignee, Assignor agrees, upon the written request of Assignee, to make corresponding assignments to Assignee, as may be appropriate, of its rights and remedies against the inventors thereof, or any of them, so far as relating to such inventions and arising by operation of law, estoppel, implication or express contract, including, without limitation, those rights as expressed in contracts between Assignor and present and past employees and consultants.

2.1.8Assignor hereby, assigns and transfers to Assignee all of Assignor’s right, title and interest in and to the agreements which are listed on Exhibit C to this Agreement (the Transferred Contracts”). Assignee hereby assumes and agrees to perform any and all liabilities and obligations of Assignor under the Transferred Contracts arising after the date hereof with the same force and effect as if Assignee had signed such Transferred Contracts originally in place of Assignor.

2.2In the event that Assignee shall contemplate or commence any judicial or administrative proceedings under any Assigned Patents, Assignor shall cooperate with Assignee in respect of such proceeding or contemplated proceeding. Assignor’s cooperation shall include providing relevant information and documents that are in Assignor’s possession and making personnel available on reasonable request for interview by counsel, and for execution of affidavits, depositions and trial testimony if reasonably deemed necessary or desirable. Assignee shall reimburse Assignor for all of Assignor’s out-of-pocket expenses with respect to the foregoing.

2.3Notwithstanding the above, Assignor shall without compensation assist in the assignment of the Assigned Patents to the Assignee to a reasonable extent based on a comparable assignment within the industry. If Assignor assists Assignee beyond such reasonable extent, Assignor shall be entitled to charge Assignee a fee for the assistance based on extra time used in compliance with industry standards. Any out-of-pocket expenses incurred by Assignor shall be reimbursed, if such expense prior was approved by Assignee.

Section 3.	Consideration

3.1(a)As an inducement to Assignor to execute this Patent Assignment and License Agreement, Assignee hereby grants to Assignor a royalty-free, fully-paid, irrevocable, worldwide, non-exclusive license to use the inventions, ideas and information embodied in the Assigned Patents to develop, make, use and sell chemical compounds intended for human or animal therapeutic use. Such license shall include the right to grant sublicenses as provided in paragraph (b) of this Section 3.1. All rights under the Assigned Patents other than those expressly provided in this Section 3.1 are hereby reserved to Assignee.

(b)Assignor may sublicense the rights granted to it by Assignee under paragraph (a) of this Section 3.1 at any time at its sole discretion, but only in connection with the continuing research, development and or commercialization of an Assignor Product or the manufacturing of an Assignor Product by the sublicensee or its Affiliates, either itself or as part of a collaboration with Assignor or any of its Affiliates. For purposes of this paragraph (b), a “Assignor Product” means any product with respect to which Assignor or any of its Affiliates has conducted research, manufacturing, development activities that are related to such Product. For the avoidance of doubt, this Section 3.1 shall not include any right by Assignor to grant a “naked” sublicense of the Assigned Patents.

3.2As consideration for the sale, assignment and transfer of the Assigned Patents and the Patent-Related Information to Assignee by Assignor, Assignee agrees to pay to Assignor an upfront fee of $[…***…] ([…***…] Dollars) in two payments: (1) $[…***…] ([…***…] Dollars) not later than […***…] and (2) $[…***…] ([…***…] Dollars) not later than […***…].

Section 4.	Representations and Warranties of the Assignor

4.1Assignor represents and warrants to the Assignee as of the Effective Date as follows:

4.1.1Assignor is a corporation duly incorporated, validly existing, and in good standing and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

4.1.2The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Assignor, and this Agreement constitutes a valid and binding obligation of the Assignor enforceable against the Assignor in accordance with its terms.

4.1.3Assignor is the legal and beneficial owner of the Assigned Patents and the Patent-Related Information, free and clear of all encumbrances whatsoever, and is not a party to or bound by any contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Assigned Patents and the Patent-Related Information.

4.1.4Assignor has the right to convey, assign and transfer all of the right, title and interest in the Assigned Patents and the Patent-Related Information in the manner provided herein.

4.1.5Assignor is not aware of any claim of infringement (or the inducing of or contribution to the infringement) of any intellectual property rights of any other person arising from the practice of the Assigned Patents or the use of any inventions, technology or ideas disclosed therein, nor has Assignor received any notice that use of the Assigned Patents infringes upon or breaches or will infringe upon or breach any intellectual property rights of any other person.

4.1.6Assignor, including its officers, employees and agents, makes no representations or warranties to Assignee that the Assigned Patents are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of any Covered Products will not infringe any patent or other rights.

Section 5.	Representations of Assignee

5.1Assignee represents and warrants to Assignor as follows:

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5.1.1Assignee is a corporation duly incorporated, validly existing, and in good standing and has the power, authority, and capacity to enter into this Agreement and to carry out its terms.

5.1.2The execution and delivery of this Agreement and the License Agreement and the completion of the transactions contemplated hereby and thereby has been duly and validly authorized by all necessary corporate action on the part of Assignee, and this Agreement constitutes (and the License Agreement assuming due execution and delivery thereof by Assignor will constitute) a valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with its terms.

5.1.3Assignee, including its officers, employees and agents, makes no representations or warranties to Assignor that the Assigned Patents are or will be held valid or enforceable, or that the manufacture, importation, use, offer for sale, sale or other distribution of products covered by the Assigned Patents will not infringe any patent or other rights.

Section 6.	Enforcement

6.1Assignor agrees to promptly notify Assignee in writing of any infringement or misappropriation or claim of infringement of Third Party rights in respect of any of the Assigned Patents of which Assignor becomes aware and will provide Assignee with any and all evidence in its possession, if any, of such infringement, misappropriation or breach.

6.2Assignee agrees to promptly notify Assignor in writing of any infringement or misappropriation or claim of infringement of Third Party rights in respect of any of the Assigned Patents of which Assignee becomes aware and will provide Assignor with any and all evidence in its possession, if any, of such infringement, misappropriation or breach.

6.3Each Party shall, upon request, provide the other Party with all available evidence in its possession relevant to such infringement or suspected infringement. From and after the Effective Date, Assignee shall have the sole and absolute discretion to control the assertion and defense of the Assigned Patents, using counsel of its choice, and the Assignor shall cooperate, at the sole expense of the Assignee, with all reasonable requests of the Assignee for assistance in the assertion and defense of the Assigned Patents. Assignee shall be solely responsible for all costs whatsoever, including attorney’s fees, arising after the Effective Date and associated with the assertion and defense of the Assigned Patents, and in cases of assertion of the Assigned Patents, shall retain all recoveries with respect thereto.

6.4Assignee will prosecute, maintain and defend the Assigned Patents in the following countries: […***…] (the “Obligatory Patent Maintenance Territories”). Assignee may maintain patents in other countries or regions at own discretion.

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Section 7.	Breach of Contract

The Parties expressly agree that, in the event a Party violates, defaults or fails to perform any of its respective covenants, obligations, agreements, representations or warranties contained herein, full legal remedy shall remain available to the non-defaulting Party for redress of such violation, default or failure, including the right to recover monetary damages or to secure such other relief appropriate to the circumstances.

Section 8.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed under the laws of New York, without giving effect to the conflicts of laws provision thereof. Any disputes between the Parties relating to this Agreement shall be subject to the exclusive jurisdiction and venue of the federal courts located in the Southern District of New York (without restricting any right of appeal), and the Parties hereby waive any objection which they may have now or hereafter to the laying of venue of any proceedings in such courts and to any claim that such proceedings have been brought in an inconvenient forum, and further agree that a judgment or order in any such proceedings shall be binding upon each of them and may be enforced in the courts of any other jurisdiction.

Section 9.	Miscellaneous

9.1Nothing contained in this Agreement shall be construed as conferring upon either Party any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, trade dress or other designation of the other hereto (including any contraction, abbreviation or simulation of any of the foregoing), save as expressly stated herein. Except as otherwise required by applicable law or regulation, each Party hereto agrees not to use or refer to this Agreement or any provision hereof in any promotional activity without the express written approval of the other Party. In the event any Party proposes to issue any press release or public announcement concerning any provisions of this Agreement or the transactions contemplated hereby, such Party shall so advise the other Parties hereto, and the Parties shall thereafter use all commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued. Except as otherwise required by law or applicable stock exchange regulations, neither Party will publicly or privately disclose or divulge any provisions of this Agreement or the transactions contemplated hereby without the other Party’s written consent.

9.2Neither Assignee nor Assignor shall be liable, whether in contract, tort (including negligence and strict liability) or otherwise, for any special, indirect, incidental, punitive, or consequential damages arising hereunder, including, but not limited to, loss of profits or goodwill, business interruptions or claims of customers, even if advised of the possibility of such damages.

9.3No amendment, modification or alteration of the terms or provisions of this Agreement will be binding unless the same is in writing and duly executed by each of the Parties hereto, except that any of the terms or provisions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits of such waived terms or provisions. No waiver of any of the provisions of this Agreement will be deemed to, or will, constitute a waiver of any other provision hereof (whether or not similar) or of any other present or future right or obligation hereunder. No delay on the part of any Party to this Agreement in exercising any right, power or privilege hereunder will operate as a waiver thereof.

9.4If any provision of this Agreement or the application of any such provision to any person, Party or circumstance will be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement and this Agreement will remain in full force and effect and will be effectuated as if such illegal, invalid or unenforceable provision is not part thereof; provided, however, that if such provision is held to be invalid or unenforceable because overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

9.5This Agreement (including the Exhibits attached hereto) constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral and written, between the Parties.

9.6The terms and conditions of this Agreement will inure to the benefit of, and be binding upon, the respective successors and assigns of the Parties hereto. This Agreement and the license and other rights granted or created hereunder may not be assigned, in whole or in part by either Party without the prior written consent of the other Party, and any attempted assignment shall be null and void; provided, however, that either Party may assign or otherwise transfer its rights and obligations under this Agreement to any Affiliate or to any successor in interest to the entire business conducted by the assigning party to which this Agreement relates (whether by merger, share exchange, sale or issuance of stock, sale or other transfer of assets, combination or consolidation of any type, operation of law, purchase, assignment or otherwise), but only if such assignee or successor agrees in writing to be bound by the terms hereof.

9.7Nothing in this Agreement, express or implied, is intended to confer any rights or remedies hereunder on any person other than Assignee or Assignor or any of their respective successors and permitted assigns.

9.8The Parties hereto acknowledge and agree that the Exhibits attached hereto are an integral part of this Agreement, and are hereby incorporated by reference herein and made a part hereof.

9.9The Recitals and the headings of the articles, sections and paragraphs contained in this Agreement are inserted for convenience only and will not be deemed to constitute part of this Agreement or to affect the construction thereof.

9.10Assignee and Assignor each acknowledge that this Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party.

9.11This Agreement may be executed by facsimile or original signature in two or more counterparts, each of which will for all purposes be deemed to be an original but all of which together will constitute one and the same instrument.

9.12Each Party shall do and execute, or arrange for the doing and executing of, each necessary act, document and thing to implement this Agreement, including without limitation executing and delivering and recording any license required by local law, with terms consistent with this Agreement to the extent permitted by such local law, in the relevant country or jurisdictions.

9.13All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile or electronic mail (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

if to Assignor, to:

Marina Biotech, Inc.

c/o Pryor Cashman LLP

7 Times Square

New York, NY 10016

Attention: Lawrence Remmel

Facsimile No.: +1.212.326.0806

if to Assignor, to:

Arcturus Therapeutics, Inc.

3210 Merryfield Row

San Diego, CA 92121

Attention: Joseph Payne, President and CEO

Facsimile No: +1.858.242.1591

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile or electronic mail on a business day (or if delivered or sent on a non-business day, then on the next business day); (b) on the business day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) business day following the date of mailing if sent by mail.

9.14The Parties hereto are independent contractors and nothing contained in this Agreement shall be deemed or construed to create the relationship of a partnership or joint venture or of any association or relationship between the Parties. Assignor and Assignee each acknowledges that it does not have the authority to make (and agrees not to make) any representation to any Third Party, either directly or indirectly, indicating that it has the authority to act for or on behalf of the other Party nor does it have the authority to obligate (nor shall it obligate or purport to obligate) the other Party in any manner whatsoever, beyond authority expressly granted herein.

9.15Following the Effective Date, each Party may make a public announcement with respect to the existence of this Agreement subject to the approval of the other Party, which approval shall not be unreasonably withheld, conditioned or delayed. The substance of any such public announcement, once made, may be republished by either Party without the further approval of the other Party. Except with respect to such press release announcing execution and subject matter of this Agreement by the Parties, and except as otherwise required by law or the applicable regulations of any securities exchange, neither Party shall use the name of the other Party or of any staff member or employee of the other Party in any announcement publication, or presentation which relates to the subject matter of this Agreement without the prior written consent of the other Party. Except as expressly provided above, each Party shall keep this Agreement and all of its terms and conditions confidential.

9.16Each Party shall hold in confidence any Confidential Information of the other Party hereunder, and agrees not to disclose any such Confidential Information to any Third Party without the express written consent of the other Party; provided, however, that either Party may disclose such information: (a) in confidence, to its employees, consultants, attorneys, auditors and professional advisors with a need to know and who agree to appropriate restrictions on use or disclosure other than to further the purposes of this Agreement or (b) to a court or tribunal as necessary to enforce this Agreement.

9.16.1The Parties shall use the same degree of care in protecting Confidential Information as each uses for its own information of like importance, but not less than a reasonable degree of care. Each Party will use Confidential Information only for purposes of furthering the purposes of this Agreement. With respect to any Confidential Information that is revealed by a Party to the other Party, this confidentiality requirement will remain in force for a period of five years following the expiration or termination of this Agreement.

9.16.2Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information which is required to be disclosed by law, rule or regulation (including applicable regulations of any securities exchange), or any, administrative or legal process; provided, however, that the Party proposing to make such disclosure shall give prompt prior written notice to the other Party and agrees to consult with the other Party in good faith regarding the scope of such disclosure. Furthermore, in the case of any administrative or legal process, the Party proposing to make such disclosure shall provide reasonable cooperation to the other Party, at the other Party’s expense, in the latter Party’s efforts to challenge the basis for such compelled disclosure or limit the scope of disclosure of such information, as the disclosing Party may deem appropriate.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in duplicate originals by their duly authorized representatives as of the day and year first above written.

ASSIGNOR:

Marina Biotech, Inc.

By:		/s/ J. Michael French
	Name:	J. Michael French
	Title:	President and CEO

ASSIGNEE:

Arcturus Therapeutics, Inc.

By:		/s/ Joseph Payne
	Name:	Joseph Payne
	Title:	President and CEO

Exhibits

A – Assigned Patents

B – Form of Assignment

C – Transferred Agreements

EXHIBIT A

ASSIGNED PATENTS

[…***…]

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EXHIBIT A

ASSIGNED PATENTS

[…***…]

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EXHIBIT B

Form of Recordable Patent Assignment

For good and valuable consideration, the receipt of which is hereby acknowledged, Marina Biotech, Inc., a Delaware corporation (hereinafter “Assignor”), hereby grants and assigns to Arcturus Therapeutics, Inc., a Delaware corporation (hereinafter “Assignee”), all of Assignor’s right, title and interest in and to the Assigned Patents identified in Attachment A hereto, to have and to hold the same, unto Assignee for its own use and enjoyment and for the use and enjoyment of its successors and assigns, for the full term or terms of all such rights.

IN WITNESS WHEREOF, Assignor has caused this Patent Assignment to be duly signed on its behalf.

Marina Biotech, Inc.

By:
	Name:	J. Michael French
	Title:	President and CEO

Date:

State of	)
) S.S.
County of	)

Before me this __ day of ____________, 2013, personally appeared __________________, to me known to be the person(s) who are described in and who signed the foregoing Assignment and acknowledged to me that they signed the same of their own free will for the purpose therein expressed.

Notary Public

ATTACHMENT A [TO EXHIBIT B]

ASSIGNED PATENTS

[…***…]

***Confidential Treatment Requested

ATTACHMENT A [TO EXHIBIT B]

ASSIGNED PATENTS

[…***…]

***Confidential Treatment Requested

EXHIBIT C

TRANSFERRED AGREEMENTS

1.	[…***…]
2.	[…***…]
3.	Protiva Biotherapeutics, Inc. – License Agreement dated 28 November 2012

***Confidential Treatment Requested